UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2026

GRAPHIC PACKAGING HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Riveredge Parkway

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 240-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	GPK	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 19, 2026, Graphic Packaging International, LLC (“Graphic Packaging”), the primary operating subsidiary of Graphic Packaging Holding Company, entered into a loan agreement with the Mission Economic Development Corporation (“MEDC”) for the proceeds of the MEDC’s offering of approximately $141.4 million aggregate principal amount of tax-exempt “green” bonds due 2064 with a mandatory purchase date of June 1, 2030 (the “Tax-Exempt Green Bonds”). The offering is being executed through the MEDC Private Activity Bond Program and is expected to close on or about June 2, 2026, subject to the satisfaction of customary closing conditions.

The Tax-Exempt Green Bonds will be issued at a premium of 2.545% and will bear interest at an annual rate of 5.00%. Gross proceeds will be approximately $145 million before underwriters’ discount and other fees and expenses. The net proceeds will be approximately $143.85 million before fees and expenses. The equivalent all-in yield will be 4.30%. The Tax-Exempt Green Bonds will be special, limited obligations of the MEDC (as issuer) and will be payable from and secured by a pledge of payments to be made under the Loan Agreement by and between the MEDC and Graphic Packaging.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Laura Lynn Church
Laura Lynn Church
Date: May 26, 2026		Vice President, Assistant General Counsel and Assistant Secretary